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                                                                      EXHIBIT 99



                              SHAW INDUSTRIES, INC.
                          OUTSIDE DIRECTORS STOCK PLAN



         THIS PLAN is made effective as of ____________ __, 1998 by Shaw Industries, Inc., a Georgia corporation (hereinafter called the "Company");



                                  INTRODUCTION



         The Company is adopting the Shaw Industries, Inc. Outside Directors Stock Plan (the "Plan") to provide for the payment by the Company of a portion of the non-employee directors` annual retainer fees in shares of Common Stock of the Company rather than cash. The Board of Directors of the Company believes the Plan will promote personal interest in the welfare of the Company by, and provide incentive to, the individuals who are primarily responsible both for the regular operations of and for shaping and carrying out the long term plans of the Company, thus facilitating the continued growth and financial success of the Company.

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                              SHAW INDUSTRIES, INC.
                     OUTSIDE DIRECTORS STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS

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SECTION 1 DEFINITIONS......................................................... 1


SECTION 2 ADMINISTRATION...................................................... 2


SECTION 3 ELIGIBILITY......................................................... 2


SECTION 5 STOCK AWARDS........................................................ 2


SECTION 6 TERM OF PLAN........................................................ 3


SECTION 7 INDEMNIFICATION OF BOARD............................................ 3


SECTION 8 AMENDMENT AND TERMINATION OF THE PLAN............................... 3


SECTION 9 ADJUSTMENT IN SHARES OF COMMON STOCK................................ 3


SECTION 10 GOVERNING LAW...................................................... 4
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                              SHAW INDUSTRIES, INC.
                          OUTSIDE DIRECTORS STOCK PLAN

                                    SECTION 1
                                   DEFINITIONS

         Wherever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:

         1.1 "Affiliate" means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

         1.2 "Board of Directors" means the Board of Directors of the Company.

         1.3      "Code" means the Internal Revenue Code of 1986, as amended.

         1.4      "Common Stock" means common stock of the Company.

         1.5      "Director" means a member of the Board of Directors.

         1.6      "Eligible Director" means a Director who is not an Employee.

         1.7 "Employee" means any person who is employed by the Company or an Affiliate for purposes of the Federal Insurance Contributions Act and any consultant retained to provide services (other than in the capacity of a director) to the Company or an Affiliate.

         1.8      "Fair Market Value" means, with respect to a share of Common
Stock,

                  (a) if the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the NASDAQ Stock Market, the closing selling price per share at the close of business on the day preceding the date of determination, as such price is reported by the National Association of Securities Dealers through the NASDAQ Stock Market or any successor system. If there is no reported closing selling price for the Common Stock at the close of business on the day preceding the date of determination, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                  (b) if the Common Stock is at the time listed or admitted to trading on any national securities exchange, the closing selling price per share at the close of business on the day preceding the date of determination on the securities exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange at the close of business on the day preceding
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         the date of determination, the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

         1.9      "Plan" means this Shaw Industries, Inc. Outside Directors
Stock Plan.

         1.10 "Stock Award" means a grant of shares of Common Stock pursuant to the provisions of Section 5 of the Plan.


                                    SECTION 2
                                 ADMINISTRATION

         The Board of Directors shall have the authority in its sole discretion to interpret the Plan, to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Plan. All actions of the Board of Directors shall be final, conclusive, and binding. No member of the Board of Directors shall be liable for any action taken or decision made in good faith relating to the Plan.


                                   SECTION 3
                                  ELIGIBILITY

         Eligible Directors shall be eligible to receive Common Stock under the Plan on the terms and subject to the restrictions hereinafter set forth.


                                    SECTION 4
                             SHARES SUBJECT TO PLAN

         Subject to adjustment in accordance with Section 10, _________ shares of Common Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Awards. At no time shall the Company have shares of Common Stock issued in respect of Stock Awards in excess of the Maximum Plan Shares.


                                    SECTION 5
                                  STOCK AWARDS

         Each Eligible Director shall receive one half of each payment of his or her annual retainer fee earned by such Director from the Company in the form of a Stock Award in lieu of a cash payment thereof. As of the date of payment of all or any portion of an Eligible Director's annual retainer fee, each Eligible Director will receive a number of shares of Common Stock equal to the result, rounded up to the nearest whole number, obtained by dividing half the amount of the annual retainer fee then payable to such Eligible Director by 100% of the Fair Market Value of a share of Common Stock as of the date of payment.


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                                    SECTION 6
                                  TERM OF PLAN

         The Plan shall be effective on the date hereof and shall continue to be effective until ten (10) years following the earlier of the effective date of the Plan, unless sooner terminated by the Board of Directors pursuant to Section 9 hereof.


                                    SECTION 7
                            INDEMNIFICATION OF BOARD

         In addition to such other rights of indemnification that the members of the Board of Directors may have, each member of the Board of Directors shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which it may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by it in settlement thereof (provided the settlement has received the prior approval of the Company) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Board member is liable for negligence or misconduct in the performance of his or her duties; provided that promptly after institution of the action, suit or proceeding the Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend such matter. Upon the delivery to the Board member of written notice of assumption by the Company of the defense of such matter, the Company will not be responsible to the Board member for any further fees and disbursements relating to the defense of such matter, including fees and disbursements of counsel.


                                    SECTION 8
                      AMENDMENT AND TERMINATION OF THE PLAN

         The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, or Directors are subject. No amendment or termination of the Plan shall adversely affect the rights of a Board member without his consent with respect to Common Stock previously granted under the Plan.


                                    SECTION 9
                      ADJUSTMENT IN SHARES OF COMMON STOCK

         If (a) the number of shares of Common Stock shall be increased or reduced by a change in par value, split-up, stock split, reverse stock split, reclassification, merger, consolidation,


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distribution of stock dividends or similar capital adjustments, or (b) the
Company engages in a transaction for which the Board of Directors determines an adjustment is appropriate, then the Board may make an adjustment in the number and kind of shares of Common Stock available under the Plan, the number (including any maximum number of shares) and kind of shares for which grants are to be subsequently made to each Eligible Director, and the number and kind of shares of Common Stock issuable pursuant to the provisions of the Plan, consistent with the effect of the change on existing shareholders of the Company. The adjustments determined by the Board shall be final, binding and conclusive.


                                   SECTION 10
                                  GOVERNING LAW

         The laws of the State of Georgia shall govern the Plan.


         IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the day and year first above written.


                                        SHAW INDUSTRIES, INC.

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

ATTEST:


------------------------------------

Title:
      ------------------------------

         [CORPORATE SEAL]




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